                                                                      Exhibit 12


             Mitchell Energy & Development Corp. and Subsidiaries
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED JANUARY 31, 1995, 1994, 1993, 1992 AND 1991

                         (dollar amounts in thousands)


                                                                                   Restated
                                                                 ---------------------------------------------
                                                      1995         1994         1993        1992         1991
                                                    -------      -------      -------     -------      -------
EARNINGS
Pretax earnings . . . . . . . . . . . . . . .      $ 70,551     $ 47,376     $ 60,022    $ 73,188     $ 60,484
Add (Deduct)
    Previously capitalized interest
      charged against pretax earnings . . . .        22,158       11,552        9,545      14,887        8,776
    Losses of less-than-50%-owned persons . .         1,104           32           99          26           23
    Fixed charges (see below) . . . . . . . .        85,988       84,788       85,169      90,107       98,633
    Reverse effect of inclusion of interest
      capitalized in fixed charges above  . .       (33,011)     (33,956)     (34,161)    (37,460)     (44,253)

    Undistributed earnings of
      less-than-50%-owned persons . . . . . .          (914)      (3,594)     (10,305)    (10,521)     (11,690)
                                                   --------     --------     --------    --------     --------
                                                   $145,876     $106,198     $110,369    $130,227     $111,973
                                                   ========     ========     ========    ========     ========

FIXED CHARGES
Interest expense incurred
    Consolidated (a) (c)  . . . . . . . . . .      $ 71,570     $ 75,252     $ 77,451    $ 84,025     $ 92,874
    50%-owned persons . . . . . . . . . . . .         7,912        6,236        4,609       3,284        3,670
    Less-than-50%-owned persons . . . . . . .         3,032(b)       -            -           -            -
                                                   --------     --------     --------    --------     --------
                                                     82,514       81,488       82,060      87,309       96,544
Portion of rental expense representing
  interest (d)  . . . . . . . . . . . . . . .         3,474        3,300        3,109       2,798        2,089
                                                   --------     --------     --------    --------     --------
                                                   $ 85,988     $ 84,788     $ 85,169    $ 90,107     $ 98,633
                                                   ========     ========     ========    ========     ========

RATIO OF EARNINGS TO FIXED CHARGES  . . . . .          1.70         1.25         1.30        1.45         1.14
                                                   ========     ========     ========    ========     ========

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(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could be required to perform on May 31, 1995. Because of this, interest expense incurred during this period of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) has been included in the fixed charges of the Company.
(c) At January 31, 1995, the Company had other outstanding guaranties of approximately $20,800,000 of indebtedness of less-than-fifty percent owned partnerships and approximately $4,400,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $1,200,000 for fiscal 1995, have been excluded from the reported fixed charges.
(d) Represents one-third of rental expense under operating lease agreements.